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                                                                    EXHIBIT 10.4

                              KONA GRILL LETTERHEAD

Mark Robinow
5916 Lee Valley Road
Edina, MN 55439

            RE: EMPLOYMENT TERMS

Dear Mark:

      The purpose of this letter is to set forth the Employment Terms regarding your employment by Kona Grill, Inc., a Delaware corporation (the "Company") and you as the ("Executive").

      1. Duties. Effective October 15, 2004, Executive shall be appointed by the Board as the Vice President and Chief Financial Officer of the Company.

      2. Term. Executive shall be employed subject to the election of both parties.

      3. Compensation. Executive's base salary shall be $225,000 per annum. The Executive shall be eligible for an annual bonus of up to 40% of his base salary based upon successfully achieving certain goals as specified by Company management. Following the first quarter of employment, Executive is eligible for a prorated portion of his bonus (10% of his full-year base salary based upon one quarter of a year of employment) to be paid during the first calendar quarter of 2005.

      4. Stock Options. The Company will grant Executive stock options to purchase 270,560 shares in the common stock at an exercise price of $1.00 per share. This number of shares represents 2% of the total issued and outstanding stock, including stock options on a fully diluted basis. The stock options will vest as follows: September 30, 2004, 67,640 shares; September 30, 2005, 67,640 shares; September 30, 2006, 67,640 shares; September 30, 2007, 67,640.

      5. Benefits. Executive shall be entitled to receive all benefits, including health insurance, as offered to other senior executives of the Company.

      6. Termination. It is agreed that Executive is employed at will and may be terminated with or without cause at any time upon ninety (90) days prior written notice. Upon termination (except for cause) Executive shall receive a one-year severance payment equal to 12 months base salary, a pro rata portion of annual bonus and a pro rata portion of stock options for the year terminated shall vest upon such termination (except for cause). In the event Executive is required to relocate, resulting in termination of employment, such termination shall be considered without cause and severance provisions of this paragraph will apply.

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      7.    Confidentiality and Non-Compete. Executive will sign the attached
            Confidentiality and Non-Compete Agreement that all officers and managers sign that are employees of the Company.

      8. Governing Law. This Agreement shall be governed by the laws of the State of Arizona.

      If you agree with the foregoing, please execute in the space provided below. We look forward to a long and rewarding relationship.

                                         KONA GRILL, INC.

                                         By: /s/ Donald Dempsey
                                             ---------------------------------
                                             Donald Dempsey
                                             Chief Executive Officer

                                         By: /s/ Mark Robinow
                                             --------------------------------
                                             Mark Robinow
                                             Executive